Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 12, 2016 relating to the consolidated financial statements and financial statement schedule of Maxim Integrated Products, Inc. and subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended June 24, 2017.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
January 26, 2018